Exhibit 99.1

MEDCATH CONTACTS:

John Casey	James Harris
Chairman/Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MedCath’s 2005 Fiscal Results Expected to be Below Earlier Guidance
John Casey to Resume Chief Executive Officer Position
     Charlotte, N.C. (October 25, 2005) – MedCath Corporation (NASDAQ: MDTH), a national provider of cardiovascular care, announced today that the Company’s operating results for the fiscal year ending September 30, 2005 will come in lower than earlier-issued guidance.
     In addition, MedCath announced that John T. Casey would resume the Chief Executive Officer position. Charlie Slaton, who became Chief Executive Officer effective October 1, has resigned from the Company to pursue other interests. The MedCath board of directors will begin an active search for a new Chief Executive Officer; however, until a suitable candidate is named and in place, Mr. Casey will continue in the full-time role of CEO.
     “I want to thank Charlie for his two years of commitment and service to MedCath, and wish him the best in his future endeavors,” said John Casey.
     MedCath anticipates that fiscal 2005 revenue will range between $756.0 million and $758.0 million, and Adjusted EBITDA will range between $95.7 million and $97.7 million. This revised annual guidance implies fourth quarter net revenue of between $184.0 million and $186.0 million, and Adjusted EBITDA of between $16.4 million and $18.4 million. Management’s revised guidance includes approximately $2.2 million in expenses incurred during the fourth quarter that were not anticipated when the original guidance was provided. These include expenses associated with Hurricane Katrina, incremental first year costs associated with Sarbanes-Oxley compliance, expenses for the recruiting and relocation of certain senior management positions, legal fees related to a previously disclosed suit filed by MedCath against an information technology company as well as other miscellaneous unexpected items.

     Management is currently conducting its annual review of all long-lived assets to assess potential impairments at September 30, 2005. As such, management is rescinding its previously issued guidance on income from continuing operations. Further, management’s revised Adjusted EBITDA guidance excludes non-cash compensation expense associated with the accelerated vesting of certain unvested options that occurred September 30, 2005, as detailed in the Form 8-K filed by MedCath with the Securities and Exchange Commission on October 6, 2005.
     Factors having a greater than expected negative impact on MedCath’s fourth quarter hospital division operating results include:
•	Lower than anticipated financial results at certain of MedCath’s newer hospitals, including Harlingen Medical Center, Louisiana Heart Hospital and Heart Hospital of Lafayette. Several factors impacted these hospitals during the quarter, including lower than anticipated volumes and higher than anticipated bad debt expense at all three hospitals, and higher than anticipated operating expense at Louisiana Heart Hospital. Management estimates that Louisiana Heart Hospital’s Adjusted EBITDA was negatively impacted by approximately $600,000 due to operating expenses incurred to remain open and continue to provide healthcare services following the landfall of Hurricane Katrina.

•	Lower than anticipated cardiovascular volumes at several of MedCath’s other hospitals. MedCath’s same facility adjusted admissions increased 5.4% during the fourth quarter of fiscal 2005 versus the fourth quarter of fiscal 2004; however, the number of cardiovascular procedures performed during the quarter grew at a lower rate.

•	Significantly lower than anticipated operating results at one of MedCath’s southwestern hospitals, primarily due to an unfavorable shift in the type of inpatient cardiovascular procedures performed at the hospital in comparison to the prior year.
     “We are disappointed with our current operating results, and are taking action that we believe will improve our results,” said John Casey, MedCath’s chairman and chief executive officer. “Our immediate efforts are focused on improving our operating performance in those markets that were the primary contributors to our poor performance this quarter.”
     MedCath will provide additional information regarding its fourth quarter performance in mid-November as part of its earnings release and management conference call.

     MedCath Corporation, headquartered in Charlotte, N.C., develops, owns and operates hospitals in partnership with physicians, most of whom are cardiologists and cardiovascular surgeons. While each of its majority-owned hospitals is licensed as a general acute care hospital, MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. Together with its physician partners who own equity interests in them, MedCath owns and operates 12 hospitals with a total of 727 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota and Texas. In addition to its hospitals, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states and through mobile cardiac catheterization laboratories. MedCath also provides consulting and management services tailored to cardiologists and cardiovascular surgeons.
     This release contains measures of MedCath’s financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA. Adjusted EBITDA represents MedCath’s income from continuing operations before interest expense; taxes; depreciation; amortization; gain or loss on disposal of property, equipment and other assets; interest and other income, net; equity in net earnings of unconsolidated affiliates; and minority interest. MedCath’s management uses Adjusted EBITDA to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analysis of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, may not be comparable to other similarly titled measures of other companies.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.

     These various risks and uncertainties are described in detail in Exhibit 99.1 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 14, 2004. A copy of this report, including exhibits, is available on the Internet site of the Commission at http://www.sec.gov. These risks and uncertainties include, among others, the impact of proposed legislation to extend the provisions of the Medicare Prescription Drug Improvement Act of 2003 and other healthcare reform initiatives, possible reductions or changes in reimbursements from government or third party payors that would decrease our revenue, greater than anticipated losses at our newer hospitals, a negative finding by a regulatory organization with oversight of one of our hospitals, and changes in medical or other technology and reimbursement rates for new technologies.